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                                                                  Exhibit 10(ae)

                                FOURTH AMENDMENT

                                       TO

                INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT

      This ("Amendment") to the INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT is made as of January 10, 2001 by and between CompuCom Systems, Inc., a Delaware corporation ("Customer") and IBM Credit Corporation, a Delaware corporation ("IBM Credit").

                                    RECITALS:

      WHEREAS, Customer and IBM Credit have entered into that certain Inventory and Working Capital Financing Agreement dated as of May 11, 1999 (as amended, supplemented or otherwise modified from time to time, the "Agreement"); and

      WHEREAS, Customer has entered into that certain purchase agreement dated as of December 22, 2000 (the "Purchase Agreement") by and among Customer, MicroAge Technology Services, L.L.C., and MicroAge, Inc. (MicroAge Technology Services, L.L.C., and MicroAge, Inc., collectively "MicroAge") pursuant to which Customer will acquire certain Assets (as defined herein) from MicroAge and assume certain liabilities pertaining thereto (all transactions set forth therein, (collectively, the "Transaction"); and

      WHEREAS, Customer has requested that IBM Credit increase the amount at the Credit Facilities made available to Customer pursuant to the Agreement to accommodate the Transaction and to amend the Agreement accordingly; and

      WHEREAS, IBM Credit has agreed to increase the amount of the Credit Facilities and to amend the Agreement accordingly as set forth herein and subject to the conditions set forth below.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the value and sufficiency of which is hereby acknowledged, the parties hereto agree that the Agreement is amended as follows:

Section 1. Definitions.

(A) The following terms shall have the following respective meaning in this
Amendment:

"Assets": shall mean all assets conveyed to Customer in the Transaction pursuant to the Purchase Agreement.

"Effective Date": shall mean the date upon which all the Conditions Precedent set forth in Section 3 hereof shall be fulfilled to the sole satisfaction of IBM Credit or waived by IBM Credit in its discretion; and

"Proceeds": shall mean all proceeds collected directly or indirectly by Customer as the result of the Transaction.

"Sale Proceeds": shall mean all amounts received by MicroAge as a result of the Purchase Agreement and the Transactions contemplated therein.

(B) All other capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Amendment. The Agreement is hereby amended as follows:


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      Attachment A is deleted in its entirety and substituting, in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of the date specified in the new Attachment A. The changes contained in such new Attachment A include, without limitation an increase in the aggregate amount of Credit Facilities from $225,000,000 to $250,000,000 which increase shall be available to Customer for a period of One Hundred Twenty (120) days from the Effective Date and a change in the A/R Finance Charge, each as more fully set forth in such new Attachment A.

Section 3. Conditions Precedent. This Agreement shall become effective upon the Effective Date:

(A) IBM credit shall have received an executed copy of this Amendment and

(B) MicroAge shall have obtained entry by the bankruptcy court in the MicroAge bankruptcy case or cases (or such court exercising jurisdiction over such cases) of an order authorizing MicroAge (a) to consummate the Transaction pursuant to the Purchase Agreement and (b) with respect to the Sales Proceeds: (i) to repay at the closing of the Transaction claims of IBM Credit and Citibank, N.A., as agent which encumber the Assets sold as a part of the Transaction, and (ii) that other claims which encumber the Assets shall either be paid or attached to the Sale Proceeds in the same order of priority that existed prior to consummation of Transaction with respect to the Assets; and

(C) IBM Credit shall have received (i) evidence satisfactory to it that each of the parties to the Purchase Agreement shall have obtained all approvals, authorizations, and consents necessary to the execution, delivery and performance of the Purchase Agreement and that all approvals or authorizations shall be in full force and effect and that all conditions precedent for the sale and purchase of Assets pursuant thereto shall have been satisfied and that the Customer is acquiring the Assets pursuant to the Purchase Agreement (ii) a copy of the executed Purchase Agreement, and all court orders set forth in Section 3(B) above; and

(D) Customer, IBM Credit and each bank currently providing lockbox services to MicroAge for the collection of Proceeds shall enter into a blocked account agreement for the benefit of IBM Credit in form and substance satisfactory to IBM Credit pursuant to which, among other things, disbursements from such lockboxes shall be made only as IBM Credit shall direct (and thereafter each such bank shall be a Bank as set forth in the Agreement); and Customer shall establish and maintain a blocked agreement with a Bank set forth in Attachment A for the benefit of IBM Credit in form and substance satisfactory to IBM Credit pursuant to which, among other things, the Proceeds shall be directed and disbursements from such lockbox shall be made only as IBM Credit shall direct; and Customer will establish and maintain a deposit account with such Bank which shall contain only Proceeds; and

(E) IBM Credit shall receive from CSI Funding Inc. a letter, in form and substance equivalent to Exhibit 1 hereto, in which CSI Funding Inc. pledges not to acquire from either Customer or any other party any Assets; and

(F) Customer shall pay to IBM Credit a documentation fee in the amount of Sixty-Two Thousand, Five Hundred Dollars ($62,500); and

(G) All representations and warranties set forth herein shall be true and correct.

Section 4. Representation and Warranties and Covenants. Customer represents and warrants and covenants to IBM Credit that:

(A) As of the date hereof no Default nor Event of Default exists or would exist after giving effect to this Amendment and the transaction contemplated herein; and

(B) As of the Effective Date Customer shall own all the Assets free and clear of all mortgages, security interests, conditional sale or other title retention agreements, pledges, liens, claims, judgments, demands, easements, charges or any other encumbrances of any kind; and


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(C) Customer will provide to IBM Credit on a timely basis a copy of the weekly aging of the "Returned Receivables" submitted by "Seller" (as each such term is defined in the Purchase Agreement) to Customer; and

(D) The Assets are not "Receivables" as defined in the in the Transaction Documents and therefore have not and will not be sold to CSI Funding, Inc. pursuant to the Receivables Contribution and Sale Agreement; and

(E) Customer agrees not to sell or otherwise convey Assets to CSI Funding Inc.; and

(F) Neither CSI Funding, Inc. nor any other party, shall have, as a result of the Purchase Agreement or otherwise, a security Interest in the Assets which shall be equivalent or superior to that of IBM Credit as set forth in the Agreement; and

(G) Customer agrees not to amend or otherwise modify the definitions of "Receivables", "Related Property", or "Trust Assets" as set forth in the Transaction Documents without the prior written consent of IBM Credit; and

(H) All representations made by Customer in the Agreement were true and accurate and complete in every respect as of the date made, and, as amended by this Amendment, all representations made by Customer in the Agreement are true, accurate and complete in every material respect as of the date hereof, except to the extent such representations specifically relate to an earlier date, and do not fail to disclose any material fact necessary to make representations not misleading: and

(I) The execution and delivery of this Amendment and Agreement as amended by this Amendment and the performance and observance of the covenants to be performed and observed hereunder and thereunder do not violate nor cause Customer not to be in compliance with the terms of any other agreement to which Customer is a party; and

(J) Except as has been disclosed by Customer to IBM Credit in writing, there is no litigation, proceeding, investigation or labor dispute pending or threatened against Customer, which it adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(K) This Amendment and the Agreement as amended by this Amendment have been duly authorized, executed and delivered by Customer and are enforceable against Customer in accordance with its terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors rights generally or the general equitable principles relating thereto.

Section 5. Additional Agreements.

(A) Subject to the satisfaction of the conditions precedent set forth in Section 3 above and to the extent required by Sections 8.3 or 8.6 of the Agreement, IBM Credit consents, to the Transaction set forth in the Purchase Agreement; and

(B) Customer agrees to provide IBM Credit with any and all additional documentation IBM Credit may reasonably request to perfect its security interest in the Assets.

Section 6. Ratification of Agreement Except as specifically amended hereby, all the provisions of the Agreement shall remain in full force and effect. Customer hereby ratifies, confirms and agrees that the Agreement represents a valid and enforceable obligation of Customer, and is not subject to any claims, offsets or defenses.


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Section 7. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

      IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the undersigned as of the day and year first above written.

IBM CREDIT CORPORATION                    COMPUCOM SYSTEMS, INC.


By: /s/ Sal Grasso                        By: /s/ Daniel Celoni
   ----------------------------------        ---------------------------------

Print Name: SAL GRASSO                    Print Name: DANIEL CELONI
           --------------------------                -------------------------

Title: Mgr of Credit                      Title: V.P. Finance
      -------------------------------           ------------------------------


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       ATTACHMENT A, EFFECTIVE DATE JANUARY 10, 2001 ("IWCF ATTACHMENT A")
     TO INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT ("IWCF AGREEMENT")
                               DATED MAY 11, 1999

Customer: CompuCom Systems, Inc.

I. Fees, Rates and Repayment Terms:

      (A)   Credit Facilities: The aggregate of the following:

            As of the Effective Date and for 120 days thereafter, an Inventory Financing Availability Of One Hundred and Fifty Million Dollars ($1 50,000,000) and thereafter One Hundred Twenty-Five Million Dollars ($125,000,000)

            Plus

            Working Capital Financing ("Revolver") Availability of One Hundred Million ($100,000,000)

      (B)   Borrowing Base:

            (i) 60% of the amount equal to the amount of Customer's Eligible Accounts other than Concentration Accounts as of the date of determination as reflected in the Customer's most recent Collateral Management Report minus the outstanding amount of the Series 1999-1 and the Series 2000-1 Certificateholders' Interest and any other outstanding interest in the Trust as of the same date;

            (ii) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customer's Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report; unless otherwise notified by IBM Credit, in writing, the percentage for Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (IA) or (IBi) as applicable of the Borrowing Base;

      Notwithstanding the terms of Section 3.1(W) of the Agreement, Accounts arising from incentive payments, rebates, discounts and refunds which are
      (i) verifiable by Authorized Suppliers, and (ii) payable by Authorized Suppliers by check to the Lockbox will be deemed to be Eligible Accounts.

            (iii) 100% of verifiable receivables due from IBM and IBM Credit which are less than 90 days from the date of invoice;

            (iv) 100% of the Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit, provided, however, IBM Credit has a first priority security interest in such Products and such Products are in new and in un-opened boxes. The value to be assigned to such inventory shall be based upon the Authorized Supplier's invoice price to Customer for Products net of all applicable price reduction credits;

            (v) 50% of eligible inventory not financed by IBM Credit and unencumbered by liens:

            (vi) 85% of verifiable vendor credits from Hewlett-Packard Company and Compaq Computer Corporation which credits shall be payable in cash through Customer's Lockbox, not subject to offset, and shall be less than 90 days from date of invoice; and


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            (vii) Designated Account Debtors and Designated Account terms:

            DESIGNATED ACCOUNT DEBTOR                DESIGNATED ACCOUNT TERM
            ----------------------------------------------------------------
            Bristol-Myers Squibb Company and the            105 Days
             following subsidiaries and/or divisions:
              Clairol Incorporated                          105 Days
              Convatec Limited                              105 Days
              Matrix Essentials, Inc.                       105 Days
              Mead Johnson & Company                        105 Days
              Zimmer Limited                                l05 Days

            State of California & various agencies,         120 Days
              cities, departments and school districts.

            Turner Broadcasting System, Inc.                120 Days

            City of Dallas, Texas                           120 Days

      (C)   Collateral Insurance Amount:         Two Hundred and Fifty
                                                     Million Dollars
                                                    ($250,000,000.00)

      (D)   A/R Finance Charge:

            (i)   PRO Advance Charge:            LIBOR Rate plus 2.50%

            (ii)  WCO Advance Charge:            LIBOR Rate plus 2.50%

            (iii) Takeout Advance Charge:        LIBOR Rate plus 2.50%

      (E)   Delinquency Fee Rate:                Prime Rate plus 6.50%

      (F)   Shortfall Transaction Fee:           Shortfall Amount multiplied by
                                                 0.30%

      (G) Free Financing Period Exclusion Fee: For each Product Advance made by IBM Credit pursuant to Customer's financing plan where there is no Free Financing Period associated with such Product Advance there will be a fee equal to the Free Financing Period Exclusion Fee. For a 30 day payment plan when Prime Rate is 7.75% the Free Financing Period Exclusion Fee is 1.0675% of the invoice amount. This fee will vary by .0125% with each .25% change in Prime Rate (e.g. Prime Rate of 7.25%, the charge is 1.0425% of the invoice amount). The fee accrues as of the Date of the Note and is payable as stated in the billing Statement.

      (H)   Other Charges:

            (i) Unused Facility Fee:             0.25% per annum on the daily
                                                       average unused portion of
                                                       the Revolver payable
                                                       quarterly in arrears.

            (ii) Annual Facility Fee:            $50,000.00

            (iii) Closing Fee;                   $1,075,000.00

            (iv) Commitment Fee:                 $50,000.00

            (v) Prepayment Fee:                  In the event that the Customer
            in its sole discretion terminates the Revolver prior to the third anniversary of the closing date, a fee in an amount equal to the amount of the Revolver in effect as at the date of notice


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            of termination, multiplied by (x) from the first anniversary thereof to the second anniversary thereof, one half percent (0.50%), and (y) thereafter, one quarter of one percent (0.25%).

      (I) Documentation Fee: As of the Effective Date, a single charge of Sixty-Two Thousand Five Hundred ($62,500) Dollars.

II. Bank Account

            As set forth in Section 3(C) of the Fourth Amendment:

                              Mellon Bank, N.A.
                              WeIls Fargo Bank N.A.

III. Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Attachment A. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

      "Current" shall mean within the on-going twelve month period.

      "Current Assets" shall mean assets that are cash or expected to become cash within the ongoing twelve months.

      "EBITDA" for any period shall mean Net Profit after Tax adjusted by adding thereto the amount of Interest Charges and all amortization of intangibles, taxes, depreciation, extraordinary losses, and other non-cash charges that were deducted in arriving at Net Income for such period and deducting any extraordinary gains that were included in arriving at Net Income after Tax.

      "Current Liabilities" shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve-month period. All indebtedness to IBM Credit other than amounts outstanding pursuant to the Revolver shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.

      "Long Term" shall mean beyond the ongoing twelve-month period.

      "Long Term Assets" shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

      "Long Term Debt" shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination and specifically including all amounts outstanding to IBM Credit pursuant to the Revolver.

      "Net Profit after Tax" shall mean Revenue plus all other income, minus all costs, including applicable taxes.

      "Revenue" shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

      "Subordinated Debt" shall mean Customer's Indebtedness to third parties which in accordance with its terms shall rank junior in priority to the indebtedness of Customer to IBM Credit.


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      "Tangible Net Worth" shall mean

            Total Net Worth specifically including all cumulative, convertible preferred stock minus;

            (a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold improvements, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current assets, deferred commitment or financing lees, current and non-current Federal Income Taxes Due, deferred service costs and security deposits as identified in Customers financial statements; and

            (b) all accounts receivable from employees, officers, directors, stockholders and affiliates.

      "Total Assets" shall mean the total of Current Assets and Long Term
      Assets.

      "Total Liabilities" shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions that require settlement in the future.

      "Total Net Worth" (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities plus Subordinated Debt.

      "Working Capital" shall mean Current Assets minus Current Liabilities.

Customer will be required to maintain the following financial ratios, percentages and amounts as of the day of the fiscal quarter under review by IBM
Credit:

      (a) Current Assets to Current Liabilities ratio equal to or greater than 1.25:1.0;

      (b) The percentage derived by dividing the aggregate Net Profit/(Loss) after Tax for each of the four successive fiscal quarters end with the quarter for which the determination is made by the aggregate of Revenue for the same four successive fiscal quarters which percentage shall be at all times equal to or greater than 0.1%, provided, however, that the results of no fiscal quarter ending prior to July 1, 2000 shall be used to calculate the foregoing percentage, and further provided that there shall occur no Net Loss after Tax in any of two successive fiscal quarters ending after July 1, 2000.

      (c) Tangible Net Worth equal to or greater than $110 Million Dollars plus 75% of Net Profit after Tax plus 100% of the proceeds received from the placement of additional equity;

      (d) Loans to officers shall at no time exceed the aggregate amount of $7,000,000;

      (e) Capital expenditures shall not exceed the aggregate amount of $15,000,000 in any one fiscal year; and

      (f) Permitted Investments shall not exceed from the date hereof the aggregate amount of $5,000,000 plus equity investments held by Customer as of the date hereof in: E-Certify, Inc.. Global Serve Computer Services, Ltd., and Gateway 2000 Corporation.

IV, Additional Conditions Precedent Pursuant to Section 5.1 (K) of the
Agreement:

                     [This section intentionally left blank]


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V. Additional Condition Precedent Pursuant to Section 3(E) of the fourth
Amendment to the Agreement:

              Payment to IBM Credit of a $62,500 Documentation Fee.